Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2018, with respect to the consolidated financial statements included in the Annual Report of Caladrius Biosciences, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Caladrius Biosciences, Inc. on Forms S-3 (File No. 333-196702, File No. 333-206175, File No. 333-210664, 333-214607 and File No. 333-220354) and on Forms S-8 (File No. 333-107438, File No. 333-144265, File No. 333-159282, File No. 333-162733, File No. 333-173854, File No. 333-181365, File No. 333- 184927, File No. 333-191572, File No. 333-205662, File No. 333-212202, File No. 333-215455, File No. 333-218642 and File No. 333-222410).

/s/ GRANT THORNTON LLP

New York, New York
March 22, 2018